OFFER TO PURCHASE

ESPECTRA AVIATION INC with principal offices at

3500 South Dupont HWY,Dover,Delaware 19901

("Buyer"), hereby offers to purchase a 1980 Learjet 35A aircraft, Serial Number 35A-0360 , Registration Number N360LJ ("Aircraft"), from YTB Air, Inc. ("Seller").

This offer is expressly subject to satisfaction of the following conditions subsequent:

1. A prepurchase inspection of the Aircraft at Buyer's cost at a facility of Buyer=s choice. This inspection will be completed within ten (10) days after arrival of the Aircraft at the facility.

2. Execution of a mutually agreeable Aircraft Purchase Agreement ("Agreement") by both parties.

The purchase price for the Aircraft shall be NINE HUNDRED THOUSAND US DOLLARS
($ 900.000.00) payable in accordance with the Agreement and the following terms and conditions:

1. $100,000.00 USD in cash upon acceptance of this offer as a deposit to be held by Insured Aircraft Title Service, Oklahoma City, OK in escrow to be applied to the purchase price at closing; provided, however, the deposit shall be promptly and fully refunded to Buyer (a) if the Aircraft in Buyer's sole discretion, pursuant to the prepurchase inspection, is determined to be in unacceptable condition, or (b) if this offer has expired, or (c) as provided in the Agreement.

2. The balance of the purchase price, in cash, at closing, or otherwise mutually agreed in the Agreement; subject to Seller delivering to Buyer on or before closing, a satisfactory FAA Bill of Sale and proper title to the Aircraft, free and clear of all liens and encumbrances, and otherwise provided in the Agreement.

3. The Aircraft will be delivered in airworthy condition,

current on the Aircraft manufacturer's recommended maintenance and inspection programs with all Airworthiness Directives and Mandatory Service Bulletins completed and documented in the Aircraft's log books. Included in the sale will be a complete, consecutive and original set of log books for the aircraft.

This offer is valid until November 14, 2008 at which time it shall be deemed automatically withdrawn and terminated. Please indicate your acceptance of this offer by executing and returning one copy of this proposal to the attention of ______________________.

(BUYER)	(SELLER) for YTB Air Inc
BY: Domingo Olivares	BY: John D. Clagg
TITLE: Director	TITLE: CFO
DATE: 11/10/08	DATE: 11/12/08